Exhibit 10.17
DINEEQUITY, INC.
2011 STOCK INCENTIVE PLAN
STOCK APPRECIATION RIGHTS AGREEMENT
THIS STOCK APPRECIATION RIGHTS AGREEMENT (the “Agreement”) is entered into as of ___________ (the “Date of Grant”), by and between DINEEQUITY, INC., a Delaware corporation (the “Company”), and ___________ (the “Participant”).
RECITALS:
Pursuant to the DineEquity, Inc. 2011 Stock Incentive Plan (the “Plan”), the Compensation Committee of the Board of Directors of the Company (the “Committee”), as the administrator of the Plan, has determined that the Participant is to be granted a stock appreciation right (the “SAR”) with respect to shares of the Company's common stock, par value $0.01 per share (the “Common Stock”), on the terms and conditions set forth herein, and hereby grants such SAR.
Any capitalized terms not defined herein shall have their respective meanings set forth in the Plan.
AGREEMENT:
In consideration of the foregoing and of the mutual covenants set forth herein and other good and valuable consideration, the parties hereto agree as follows:
1.NUMBER OF SHARES SUBJECT TO SAR AND BASE PRICE. Pursuant to the terms of the Plan, the Company hereby grants to the Participant as of the Date of Grant an SAR with respect to _____ shares of Common Stock (“SAR Shares”), at a Base Price of $_________ per share (the “Base Price”), which is the Fair Market Value of a share of Common Stock as of the Date of Grant.
2.PERIOD OF SAR AND CONDITIONS OF EXERCISE.
(a)Period of SAR. Unless the SAR is previously terminated pursuant to this Agreement, the term of the SAR and this Agreement shall commence on the Date of Grant and shall terminate upon the tenth anniversary of the Date of Grant. Upon termination of the SAR, all rights of the Participant (including, without limitation, his or her guardian or legal representative) hereunder shall cease.
(b)Conditions of Exercise. Subject to the Participant's continued employment with or service to the Company, this SAR shall vest and become exercisable as to one-third (1/3) of the shares subject to the SAR on each of the first, second and third anniversaries of the Date of Grant. Notwithstanding anything in this Agreement to the contrary, the SAR may be exercised only with respect to whole shares of Common Stock, and in no case may the SAR be exercised with respect to a fraction of a share of Common Stock. The right of the Participant to exercise the SAR that has become exercisable as herein provided may only be exercised prior to the termination of the SAR.
(c)Acceleration. Subject to the terms of the Plan, the Committee may in its discretion accelerate the exercisability of all of the SAR Shares or any part thereof, upon such circumstances and subject to such terms and conditions as the Committee deems appropriate.
3.RIGHTS UPON TERMINATION OF EMPLOYMENT.
(a)General. Except as otherwise provided in this Section 3, the SAR may not be exercised after the Participant has ceased to be employed or engaged by the Company.
(b)Death. If the Participant's employment with or service to the Company terminates by reason of his or her death, the SAR shall become fully vested and exercisable and thereafter may be exercised by the legal representative of the estate or by the legatee of the Participant under the will of the Participant, for a period of twelve (12) months from the date of such death or until the expiration of the term of the SAR, whichever period is shorter.
(c)Disability. If the Participant's employment with or service to the Company terminates by reason of Disability, the SAR shall become fully vested and exercisable and thereafter may be exercised for a period of twelve (12) months from the date of such termination of employment or service or until the expiration of the term of the SAR, whichever period is shorter, provided, however, that, if the Participant dies within such twelve-month period and prior to the expiration of the term of the SAR, the SAR shall thereafter be exercisable for a period of twelve (12) months from the time of death or until the expiration of the term of the SAR, whichever period is shorter.
(d)Retirement. If the Participant's employment with or service to the Company terminates by reason of Retirement, the SAR may thereafter be exercised, to the extent it was exercisable at the time of such termination, for a period of twelve (12) months from the date of Retirement or until the expiration of the term of the SAR, whichever period is shorter.
(e)Other Terminations. If an Participant's employment with or service to the Company terminates for any reason other than death, Disability or Retirement, the SAR may be exercised, to the extent it was exercisable at the time of such termination, until the earlier to occur of (i) three (3) months from the date of such termination or (ii) the expiration of the term of the SAR, whichever period is shorter.
(f)Change in Control. Upon the termination of the Participant's employment to or service with the Company within a period of twenty-four (24) months following a Change in Control (i) by the Company other than for Cause, (ii) as a result of his or her Disability or (iii) by the Participant for Good Reason (as such terms are defined herein below or in the Plan), in lieu of shares of Common Stock issuable upon exercise of an outstanding SAR, whether or not then exercisable, the Company shall pay the Participant a lump sum amount (less any applicable taxes), in cash, equal to the product of (i) the excess of the Fair Market Value of the SAR Shares on such date of termination, over the Base Price, and (ii) the number of the then unexercised SAR Shares. The SAR shall be canceled upon the making of such payment.
(g)Termination of SAR. Notwithstanding anything in this Section 3 to the contrary, the SAR may not be exercised after the termination of the SAR.
4.EXERCISE OF SAR.
(a)Method of Exercise. This SAR may be exercised by (i) giving written notice of exercise to the Company, specifying the number of whole SAR Shares with respect to which the SAR is being exercised and (ii) executing such documents as the Company may reasonably request.
(b)Delivery of SAR Shares. Upon exercise of the SAR pursuant to paragraph (a) of this Section 4, and subject to the requirements set forth in Section 5 and Section 12, the Company shall issue or cause to be issued, and delivered as promptly as possible to the Participant, certificates representing a number of shares of Common Stock having a Fair Market Value, determined as of the date of exercise, equal to the product of (i) the excess of the Fair Market Value of a share of Common Stock on the date of exercise over the Base Price and (ii) the number of SAR Shares with respect to which the SAR was exercised. Such certificates shall be registered in the name of the Participant.
5.REQUIREMENTS OF LAW AND OF STOCK EXCHANGES. By accepting this SAR, Participant represents and agrees for himself or herself and his or her transferees by will or the laws of descent and distribution or pursuant to a qualified domestic relations order that, unless a registration statement under the Securities Act of 1933, as amended, is in effect as to the SAR Shares acquired upon any exercise of this SAR, (i) any and all SAR Shares so acquired shall be acquired for his or her personal account and not with a view to or for sale in connection with any distribution, and (ii) each notice of the exercise of any portion of this SAR shall be accompanied by a representation and warranty in writing, signed by the person entitled to exercise the same, that the SAR Shares are being so acquired in good faith for his or her personal account and not with a view to or for sale in connection with any distribution.
If at any time the Company determines that the listing, registration or qualification of the shares of Common Stock subject to the SAR upon any securities exchange or under any law, or the consent or approval of any governmental body, or the taking of any other action is necessary or desirable as a condition of, or in connection with, the delivery of shares thereunder, such shares shall not be delivered unless such listing, registration, qualification, consent, approval or other action shall have been effected or obtained, free of any conditions not acceptable to the Company. The Company may require that certificates evidencing shares of Common Stock delivered pursuant to any award made hereunder bear a legend indicating that the sale, transfer or other disposition thereof by the Participant is prohibited except in compliance with the Securities Act of 1933, as amended, and the rules and regulations thereunder.
6.ADJUSTMENT IN COMMON STOCK. In the event of any stock split, stock dividend, recapitalization, reorganization, merger, consolidation, combination, exchange of shares, liquidation, spin-off or other similar change in capitalization or event, or any distribution to holders of Common Stock other than a regular cash dividend, a substitution or adjustment shall be made in the number and class of unexercised SAR Shares and the Base Price as may be determined by the Committee, in its sole discretion. Subject to the terms of the Plan, such other substitutions or adjustments shall be made as the Committee in its sole discretion may deem appropriate.
7.NON-TRANSFERABILITY OF SAR. The SAR and this Agreement shall not be transferable other than by will, the laws of descent and distribution, pursuant to beneficiary designation procedures approved by the Company. Notwithstanding the foregoing, the SAR and this Agreement may be transferable to the Participant's family members, to a trust or entity established by the Participant for estate planning purposes, to a charitable organization designated by the Participant or pursuant to a qualified domestic relations order. Except to the extent permitted by this Section 7, the SAR may be exercised or settled during the Participant's lifetime only by the Participant or the Participant's legal representative or similar person. Except as permitted by this Section 7, the SAR may not be sold, transferred, assigned, pledged, hypothecated, encumbered or otherwise disposed of (whether by operation of law or otherwise) or be subject to execution, attachment or similar process. Upon any attempt to so sell, transfer, assign, pledge, hypothecate, encumber or otherwise dispose of the SAR, the SAR and all rights thereunder shall immediately become null and void.
8.DISPUTE RESOLUTION. The parties hereto will use their reasonable best efforts to resolve any dispute hereunder through good faith negotiations. A party hereto must submit a written notice to any other party to whom such dispute pertains, and any such dispute that cannot be resolved within thirty (30) calendar days of receipt of such notice (or such other period to which the parties may agree) will be submitted to an arbitrator selected by mutual agreement of the parties. In the event that, within fifty (50) days of the written notice referred to in the preceding sentence, a single arbitrator has not been selected by mutual agreement of the parties, a panel of arbitrators (with each party to the dispute being entitled to select one arbitrator and, if necessary to prevent the possibility of deadlock, one additional arbitrator being selected by such arbitrators selected by the parties to the dispute) shall be selected by the parties. Except as otherwise provided herein or as the parties to the dispute may otherwise agree, such arbitration will be conducted in accordance with the then existing rules of the American Arbitration Association. The decision of the arbitrator or arbitrators, or of a majority thereof, as the case may be, made in writing will be final and binding upon the parties hereto as to the questions submitted, and the parties will abide by and comply with such decision; provided, however, the arbitrator or arbitrators, as the case may be, shall not be empowered to award punitive damages. Unless the decision of the arbitrator or arbitrators, as the case may be, provides for a different allocation of costs and expenses determined by the arbitrators to be equitable under the circumstances, the prevailing party or parties in any arbitration will be entitled to recover all reasonable fees (including but not limited to attorneys' fees) and expenses incurred by it or them in connection with such arbitration from the non-prevailing party or parties.
9.RIGHTS OF PARTICIPANT IN COMMON STOCK The Participant shall not be entitled to any rights as a stockholder of the Company with respect to any shares of Common Stock unless and until the Participant becomes a stockholder of record with respect to such shares of Common Stock.
10.NOTICES. Any notice required or permitted under this Agreement shall be deemed given when delivered either personally, by overnight courier, or when deposited in a United States Post Office, postage prepaid, addressed as appropriate, to the Participant either at his/her address set forth below or such other address as he or she may designate in writing to the Company, or to the Company: Attention: Vice President - Legal (or said designee), at the Company's address or such other address as the Company may designate in writing to the Participant.
11.FAILURE TO ENFORCE NOT A WAIVER. The failure of the Company to enforce at any time any provision of this Agreement shall in no way be construed to be a waiver of such provision or of any other provision hereof.
12.WITHHOLDING. The Company shall have the right to require, prior to the issuance or delivery of any shares of Common Stock pursuant to the SAR, payment by the Participant of any federal, state, local or other taxes which may be required to be withheld or paid in connection with the SAR. The Company shall withhold whole shares of Common Stock which would otherwise be delivered to the Participant, having an aggregate Fair Market Value determined as of the date the obligation to withhold or pay taxes arises in connection with an award (the “Tax Date”), or withhold an amount of cash which would otherwise be payable to the Participant, in the amount necessary to satisfy any such obligation, or the Participant may satisfy any such obligation by any of the following means: (i) a cash payment to the Company, (ii) delivery (either actual delivery or by attestation procedures established by the Company) to the Company of previously owned whole shares of Common Stock having an aggregate Fair Market Value, determined as of the Tax Date, equal to the amount necessary to satisfy any such obligation, (iii) authorizing the Company to withhold whole shares of Common Stock which would otherwise be delivered having an aggregate Fair Market Value, determined as of the Tax Date, or withhold an amount of cash which would otherwise be payable to the Participant, in either case equal to the amount necessary to satisfy any such obligation, (iv) a cash payment by a broker-dealer acceptable to the Company to whom the Participant has submitted an irrevocable notice of exercise or (v) any combination of (i), (ii) and (iii). Shares of Common Stock to be delivered or withheld may not have an aggregate Fair Market Value in excess of the amount determined by applying the minimum statutory withholding rate. Any fraction of a share of Common Stock which would be required to satisfy such an obligation shall be disregarded and the remaining amount due shall be paid in cash by the Participant.
13.INCORPORATION OF PLAN. The Plan is hereby incorporated by reference and made a part hereof, and the SAR and this Agreement are subject to all terms and conditions of the Plan.
14.EMPLOYMENT. Neither the Plan, the granting of the SAR, this Agreement nor any other action taken pursuant to the Plan shall confer upon any person any right to continued employment by or service with the Company, any Subsidiary or any affiliate of the Company or affect in any manner the right of the Company, any Subsidiary or any affiliate of the Company to terminate the employment or service of any person at any time without liability hereunder. For purposes of this Agreement, references to employment shall include employment or service with any Subsidiary of the Company.
15.AMENDMENT AND TERMINATION. The Board may amend the Plan as it shall deem advisable, subject to any requirement of stockholder approval required by applicable law, rule or regulation, including Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), and any rule of the New York Stock Exchange, or any other stock exchange on which shares of Common Stock are traded; provided, however, that no amendment may impair the rights of the Participant without the consent of the Participant.
16.GOVERNING LAW. To the extent not otherwise governed by the Code or the laws of the United States, this Agreement shall be governed by the laws of the State of Delaware and construed in accordance therewith without giving effect to principles of conflicts of laws.
17.COUNTERPARTS. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.
18.DEFINED TERMS. As used in this Agreement, the following terms shall have the meanings set forth below:

(a)“Cause” shall mean as determined by the Company, (i) the willful failure by the Participant to substantially perform his or her duties with the Company (other than any such failure resulting from the Participant's incapacity due to physical or mental illness); (ii) the Participant's willful misconduct that is demonstrably and materially injurious to the Company, monetarily or otherwise; (iii) the Participant's commission of such acts of dishonesty, fraud, misrepresentation or other acts of moral turpitude as would prevent the effective performance of the Participant's duties; or (iv) the Participant's conviction or plea of no contest to a felony or a crime of moral turpitude.
(b)“Disability” shall mean that the Participant, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, is receiving income replacement benefits for a period of not less than three months under a long-term disability plan maintained by the Company or one of its Subsidiaries.
(c)The Participant shall have “Good Reason” to effect a voluntary termination of his or her employment in the event that the Company (i) breaches its obligations to pay any salary, benefit or bonus due to him or her, including its obligations under this Agreement, (ii) requires the Participant to relocate more than 50 miles from the Participant's current, principal place of employment, (iii) assigns to the Participant any duties inconsistent with the Participant's position with the Company or significantly and adversely alters the nature or status of the Participant's responsibilities or the conditions of the Participant's employment, or (iv) reduces the Participant's base salary and/or bonus opportunity, except for across-the-board reductions similarly affecting all similarly situated employees of the Company and all similarly situated employees of any corporation or other entity which is in control of the Company; and in the event of any of (i), (ii), (iii) or (iv), the Participant has given written notice to the Committee or the Board of Directors as to the details of the basis for such Good Reason within thirty (30) days following the date on which the Participant alleges the event giving rise to such Good Reason occurred, the Company has failed to provide a reasonable cure within thirty (30) days after its receipt of such notice and the effective date of the termination for Good Reason occurs within 90 days after the initial existence of the facts or circumstances constituting Good Reason.
IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above.
DINEEQUITY, INC.
By:
Julia A. Stewart     ___________________________
Chairman and CEO

The undersigned has had the opportunity to read the terms and provisions of the foregoing Agreement and the terms and provisions of the Plan, herein incorporated by reference. The undersigned hereby accepts and agrees to all the terms and provisions of the foregoing Agreement and to all the terms and provisions of the Plan, herein incorporated by reference.

Participant Signature    _____________________________
Address    _____________________________
City/State/Zip        _____________________________